EXHIBIT 99.1

Capital Bank Financial Corp. Announces Coverage by Kroll Bond Rating Agency

CORAL GABLES, Fla., Aug. 24, 2015 (GLOBE NEWSWIRE) -- Capital Bank Financial Corp. (Nasdaq:CBF) (the "Company") today announced that it and its subsidiary, Capital Bank, N.A. ("Capital Bank"), have been assigned investment grade ratings by Kroll Bond Rating Agency ("KBRA").

Chris Marshall, Chief Financial Officer of Capital Bank Financial Corp., commented, "We are pleased to be assigned investment grade ratings by KBRA, that reflect consistent disciplined lending standards and continued progress towards our profitability targets. These ratings reaffirm the confidence of our shareholders, customers and teammates in our Company's financial strength and provide an additional layer of flexibility to further optimize our capital structure."

KBRA assigned Capital Bank a deposit rating of A-, senior unsecured debt rating of A-, subordinated debt rating of BBB+, and short term deposit/debt rating of K2. In addition, KBRA assigned the Company a senior unsecured debt rating of BBB+, subordinated debt rating of BBB, and short-term rating of K2.

KBRA, which is registered with the SEC as a Nationally Recognized Statistical Rating Organization, noted the ratings were supported by the Company's "very experienced and knowledgeable management team, robust capital ratios in comparison to similarly rated peers and solid and improving asset quality." Also noted in the report were the Company's strong risk management practices, improving profitability and favorable economic dynamics in the Southeast.

A copy of the report is available on Kroll Bond Rating Agency's website at www.kbra.com.

About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States. CBF is the parent of Capital Bank N.A., a national banking association with $7.1 billion in total assets as of June 30, 2015, and 153 full-service banking offices throughout Florida, North and South Carolina, Tennessee and Virginia. To learn more about Capital Bank, N.A., please visit www.capitalbank‑us.com.

CONTACT: Kenneth A. Posner
         Chief of Strategic Planning and Investor Relations
         Phone: (212) 399-4020
         Kposner@cbfcorp.com